Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Orange County Bancorp, Inc. of our report dated March 30, 2022, relating to the consolidated financial statements of Orange County Bancorp, Inc. appearing in the  Annual Report on Form 10-K for the year ended December 31, 2021.

/s/ Crowe LLP

Grand Rapids, Michigan
August 26, 2022